Exhibit 99.01

NEWS RELEASE

414 Nicollet Mall
Minneapolis, MN 55402-2024

Xcel Energy Media Services
(612)215-5300
www.xcelenergy.com

Nov. 2, 2005

Xcel Energy seeks electric rate increase in Minnesota

                MINNEAPOLIS — Xcel Energy today asked the Minnesota Public Utilities Commission for an increase in electric base rates, the first for the company in Minnesota since 1993.

Under the proposal, the typical residential electric customer will see an increase of $6.78 per month, based on monthly usage of 675 kilowatt-hours. The company is seeking an increase in annual revenue of 8.05 percent, or $168 million.

As part of the rate filing, the company proposes to increase rates on an interim basis on Jan. 1, 2006.  Those rates will remain in effect until the commission decides the case, most likely in early fall 2006. This interim amount represents an overall increase of 6.90 percent.  An average residential customer will see an increase of $3.87 per month

“The proposed increase is crucial to meeting our customers’ electricity needs,” said Cyndi Lesher, president and chief executive officer of Northern States Power Co. Minnesota, an Xcel Energy company.

If the filing is accepted, the Minnesota Public Utilities Commission is expected to make a final decision on the case in about 10 months. The commission will direct public and evidentiary hearings beginning in the spring of 2006.

Lesher said the request is driven by the company’s need to recover the cost of significant plant and infrastructure investments as well as increases in operating costs.

“We have invested nearly $5 billion in our generating plants, distribution and transmission systems since 1993, while continuing to carefully manage our operating costs,” she said. “At the same time, we have made great strides in making environmental improvements while leading the nation with our conservation and load-management programs, investing in renewable energy and helping low-income customers.”

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                Lesher acknowledged that record natural gas prices are presenting financial hardship for many customers, and she said the critical nature of the company’s electric revenue shortfall makes filing now for a rate increase imperative.

                “If we don’t seek an increase today we will not be in a position to make the future investments or provide the level of service necessary to continue to meet growing electric demand, and that would be more costly to our customers in the long run,” she said.

She noted that since the last increase, Xcel Energy’s base electric rates in Minnesota actually decreased by $23 million beginning in 2001 due to a reduction in the company’s property taxes and the 2000 merger agreement that formed Xcel Energy.

Even with the recent increased costs of fuel needed to generate electricity, overall electric bills have increased only 17 percent during the past 13 years, compared to a 35-percent average increase in cost for all consumer goods and services, Lesher noted.  “The increases customers have seen in their overall electric bills are separate from their base electric rate that we are addressing in this filing,” she said.

Lesher said the company has managed its operating and maintenance costs very carefully since 1993, but cost increases particularly in the areas of employee healthcare, security and technology upgrades have been unavoidable.

                 Xcel Energy and Northern States Power Co. have made numerous recent capital investments to improve reliability and efficiency while protecting the environment, including:

•                  Almost $300 million annually on general improvements to the distribution and transmission systems.

•                  $132 million to replace steam generators at the Prairie Island nuclear plant’s Unit 1 and $40 million to replace reactor vessel heads at the plant.

•                  $125 million for three new natural gas turbines to meet peak demand during the summer. These units will offset the need to purchase more expensive power from outside the company’s generating fleet.

•                  $122 million to convert the Black Dog power plant in Burnsville from coal to natural gas combined-cycle technology. This resulted in greater operating efficiency and cleaner power production.

•                  More than $72 million in air pollution controls at the company’s other coal-fired power plants in Minnesota to reduce emissions and improve air quality.

•                  A long-term purchased power agreement with the Mankato Energy Center, providing 365 megawatts of electricity capacity to meet customers’ growing energy needs.

•                  Investment in transmission lines reaching $120 million in 2006 to bring the electricity generated at renewable wind power facilities in southwestern Minnesota to the company’s Minnesota service territory.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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